Exhibit 99.2

AT THE COMPANY James W. Christmas Chairman and CEO (713) 877-8006 FOR IMMEDIATE RELEASE: April 4, 2005	AT FINANCIAL RELATIONS BOARD Marilynn Meek — General Info (212) 827-3773 Susan Garland — Analysts (212) 827-3775

KCS ENERGY, INC. ELECTS NEW BOARD MEMBER

HOUSTON, TX, April 4, 2005 — KCS Energy, Inc. (NYSE: KCS) today announced that its Board of Directors elected Mr. Gary A. Merriman to serve as a director of the Company, effective immediately. Mr. Merriman will fill the vacancy left by Mr. James L. Bowles who resigned in October 2004 as a result of his accepting the position as President of ConocoPhillips Alaska.

Mr. Merriman retired from Conoco Inc. in 2002, where he had been employed since 1976. While at Conoco Mr. Merriman held a number of positions including from 1999-2002, President of Exploration and Production for Conoco in the Americas. Prior to that he was General Manager for Conoco’s Refining and Marketing Rocky Mountain Region from 1997 to 1999, President of Conoco Indonesia from 1995 to 1997 and General Manager of North Sea Operations for Conoco UK Limited from 1992 to 1995. Mr. Merriman has over 26 years of international and domestic experience in all aspects of the oil and gas business.

Commenting on the election of Mr. Merriman, James W. Christmas, Chairman and Chief Executive Officer, said, “We are pleased to welcome Gary to the KCS team. I look forward to working with Gary as his extensive experience in the oil and gas business will be of great value to us in executing our business strategies to grow our company and increase shareholder value.”

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company’s web site at http://www.kcsenergy.com

####

5555 San Felipe, Suite 1200, Houston, TX 77056